UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

 -------------------------------------------------------------------------------

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934


                             TREGA BIOSCIENCES INC.
                                (Name of Issuer)

                         Common Stock, $0.001 Par Value
                         (Title of Class of Securities)

                                    894699107
                                 (CUSIP Number)

                            Wayne P. Merkelson, Esq.
                              Novartis Corporation
                                556 Morris Avenue
                              Summit, NJ 07901-1398
                            Telephone: (908) 522-6777
                     (Name, Address and Telephone Number of
                    Person Authorized to Receive Notices and
                                 Communications)

                                    Copy to:

                             Spencer D. Klein, Esq.
                               Shearman & Sterling
                              599 Lexington Avenue
                            New York, New York 10022
                            Telephone: (212) 848-4000

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                |_| Rule 13d-1(b)
                                |X| Rule 13d-1(c)
                                |_| Rule 13d-1(d)
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



CUSIP No.  894699107

(1)      Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person
                  Novartis AG
         -----------------------------------------------------------------------
         -----------------------------------------------------------------------

(2)      Check the Appropriate Box if a Member of Group (See Instructions)

|_|      (a)
             -------------------------------------------------------------------

|_|      (b)
             -------------------------------------------------------------------

(3)      SEC Use Only
                     -----------------------------------------------------------
         -----------------------------------------------------------------------

(4)      Citizenship or Place of Organization  Switzerland
                                               ---------------------------------
Number of         (5)      Sole Voting Power   0
Shares                                       -----------------------------------
Beneficially               -----------------------------------------------------
Owned by          (6)      Shared Voting Power  1,866,667
Each                                           ---------------------------------
Reporting                  -----------------------------------------------------
Person            (7)      Sole Dispositive Power     0
With                                              ------------------------------
---------                  -----------------------------------------------------
                  (8)      Shared Dispositive Power 1,866,667
                                                   -----------------------------
                           -----------------------------------------------------

(9)       Aggregate Amount Beneficially Owned by Each Reporting Person
          1,866,667
          ----------------------------------------------------------------------

(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

          ----------------------------------------------------------------------
          ----------------------------------------------------------------------

(11)     Percent of Class Represented by Amount in Row (9)
         13%
         -----------------------------------------------------------------------

(12)     Type of Reporting Person (See Instructions) CO
                                                     ---------------------------

CUSIP No.  894699107

(1)      Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person
                  Novartis Pharma AG
         -----------------------------------------------------------------------
         -----------------------------------------------------------------------

(2)      Check the Appropriate Box if a Member of Group (See Instructions)

|_|      (a)
             -------------------------------------------------------------------

|_|      (b)
             -------------------------------------------------------------------

(3)      SEC Use Only
                     -----------------------------------------------------------
         -----------------------------------------------------------------------

(4)      Citizenship or Place of Organization  Switzerland

Number of         (5)      Sole Voting Power   0
Shares                                       -----------------------------------
Beneficially               -----------------------------------------------------
Owned by          (6)      Shared Voting Power  1,866,667
Each                                          ----------------------------------
Reporting                  -----------------------------------------------------
Person            (7)      Sole Dispositive Power     0
With                                              ------------------------------
---------                  -----------------------------------------------------
                  (8)      Shared Dispositive Power 1,866,667
                                                   -----------------------------
                           -----------------------------------------------------

(9)       Aggregate Amount Beneficially Owned by Each Reporting Person
          1,866,667
          ----------------------------------------------------------------------

(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

          ----------------------------------------------------------------------
          ----------------------------------------------------------------------

(11)     Percent of Class Represented by Amount in Row (9)
         13%
         -----------------------------------------------------------------------

(12)     Type of Reporting Person (See Instructions) CO
                                                     ---------------------------

Item 1.  Issuer

         (a)      Trega Biosciences Inc.
         (b)      3550 General Atomics Court
                  San Diego, California 92121

Item 2.  Person Filing

         (a) Name of Person Filing: Novartis AG ("Novartis") and Novartis Pharma AG.
         (b) Address of Principal Office: The principal offices of Novartis are located at Schwarzwaldallee 215, CH-4002, Basel, Switzerland. The principal offices of Novartis Pharma AG are located at Lichtstrasse 35, CH-4002, Basel, Switzerland.
         (c)      Citizenship: Novartis and Novartis Pharma AG are
                  Swiss corporations.
         (d) Title of Class of Securities: Common Stock, $.001 par value.
         (e)      CUSIP Number: 894699107

Item 3.  This statement is filed pursuant to ss.240.13d-1(c).

Item 4.  Ownership

         (a)      Amount Beneficially Owned: 1,866,667
         (b)      Percent of Class: 13%
         (c)      Number of shares as to which each person has:
                  (i)      Sole Voting Power: -0-
                  (ii)     Shared Voting Power: 1,866,667
                  (iii)    Sole Dispositive Power: -0-
                  (iv)     Shared Dispositive Power: 1,866,667

Item 5.  Ownership of Five Percent or Less of a Class

         Not applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

         Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

         Not applicable.

Item 8.  Identification and Classification of Members of the Group

         Not Applicable.

Item 9.   Notice of Dissolution of Group

          Not Applicable.

Item 10.  Certification if Statement Filed Pursuant to Rule 13d-1(c)

          (a)      Not applicable.

          (b) By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: November 17, 1998


                                       NOVARTIS AG

                                       By: /s/ Martin Henrich
                                           --------------------------------
                                       Name:  Martin Henrich
                                       Title: Senior Corporate Counsel



                                       By: /s/ Christoph Mader
                                           --------------------------------
                                       Name:   Christoph Mader
                                       Title:  Senior Corporate Counsel

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: November 17, 1998


                                       NOVARTIS PHARMA AG


                                       By: /s/ Martin Henrich
                                           --------------------------------
                                       Name:    Martin Henrich
                                       Title:   Senior Corporate Counsel


                                       By: /s/ Christoph Mader
                                           --------------------------------
                                       Name:     Christoph Mader
                                       Title:    Senior Corporate Counsel